EXHIBIT 99.1

 For Further Information Contact:
 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, sk@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc. 200 St. Andrews Boulevard, Suite 1808, Winter Park, FL 32792, (407) 644-4256, Fax: (407) 644-0758,
 Aurelius@cfl.rr.com


 FOR IMMEDIATE RELEASE:

        United Financial Mortgage Corp. Reports First Quarter Results

 *  Announces Record Revenues, Strong Earnings
 *  Servicing Portfolio Reaches $1 Billion

 Oak Brook, IL, September 16 2003 -- United Financial Mortgage Corp. (Amex:
 UFM or the "Company") announced today record revenues for the quarter ended July 31, 2003. Revenues for the first fiscal quarter ended July 31, 2003 increased 271% to $22,436,155, from $6,050,551 for the same period last year. Net income for the period increased 328% to $1,789,019 or $0.43 per diluted share from $418,442, or $0.10 per diluted share for the corresponding period last year.

 The Company also reports that shortly after the first quarter ended, its loan-servicing portfolio surpassed $1 billion. This represents an increase of 90% over the level of the portfolio at April 30, 2003. The Company derives a portion of its revenues from the servicing of mortgage loans for others. Servicing rights arise in connection with mortgage loans originated and then sold in the secondary market with mortgage servicing rights retained. As of July 31, 2003, income from loan servicing increased by 309% to $221,998 for the quarter ended July 31, 2003, from $54,313 for the same period last year.

 The Company collects servicing fees ranging from 0.25% (i.e., 25 basis points) per year to 0.75% (i.e., 75 basis points) per year of the declining principal balances of the loans that it services. The total value of the mortgage servicing rights asset as of July 31, 2003 was $9,514,331, up from $4,735,590 at April 30, 2003, and the weighted average coupon rate of the underlying loans in the portfolio was approximately 5.5% as of July 31, 2003.

 Steve Khoshabe, President and Chief Executive Officer of the Company, commented: "We have continued to grow revenues while maintaining very strong earnings. We have also focused on building our conventional loan-servicing portfolio over the last 12 months as a counter cyclical strategy against a rising interest rate environment. We believe that building our servicing portfolio during a period of historically low interest rates has allowed us to create a profitable long-term revenue stream."

 Mr. Khoshabe added, "Although the recent sharp rise in interest rates has resulted in a decrease in the number of mortgage applications, it has presented the company with an opportunity to increase market share. We believe that we will have the opportunity to attract experienced mortgage professionals as our competitors have difficulty reacting to the changes in the market. This opportunity, combined with our strategy of controlling costs, expanding both organically and through acquisitions, and continuing to selectively build our servicing portfolio, should leave us well positioned for future growth."


 About United Financial Mortgage Corp.

 United Financial Mortgage Corp. is a mortgage banker principally engaged in originating retail and wholesale mortgages for single-family residences of one to four units. The Company, which is authorized to engage in the mortgage banking business in 36 states, is headquartered in Oak Brook, Illinois and has offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. The forward-looking statements are subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which the Company sells its mortgage loan; the negative impact of economic slowdowns or recessions; and other risks disclosed from time to time in the Company's SEC reports and filings.

                        -- FINANCIAL TABLES FOLLOW --

                       UNITED FINANCIAL MORTGAGE CORP.
                                Balance Sheets
                                 (Unaudited)

                                                   July 31,         July 31,
                                                     2003             2002
                                                 -----------      -----------
 ASSETS
 Cash and due from financial institutions       $  1,610,280     $    646,540
 Interest-bearing deposits in financial
   institutions                                    6,121,658        5,205,005
                                                 -----------      -----------
   Total cash and cash equivalents                 7,731,938        5,851,545
 Restricted cash                                     779,440                -
 Certificates of deposit                           1,238,891        1,223,695
 Loans held for sale                             215,967,931       63,568,994
 Notes receivable-related parties                     25,617           66,093
 Mortgage servicing rights, net                    9,514,331        1,426,991
 Leasehold improvements and equipment, net         1,106,515          304,770
 Prepaid expenses and other assets                 1,218,313        1,092,119
                                                 -----------      -----------
   Total assets                                 $237,582,976     $ 73,534,207
                                                 ===========      ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
   Warehouse lines of credit                    $212,742,927     $ 61,483,319
   Note payable                                      350,000          369,836
   Accrued expenses and other liabilities          9,807,090        2,965,047
                                                 -----------      -----------
      Total liabilities                          222,900,017       64,818,202

 Shareholders' equity
   Preferred stock, 5,000,000 authorized, no par
    value, Series A redeemable shares, 63 issued
    and outstanding at July 31, 2003 and April
    30, 2003 (aggregate liquidation preference
    of $315,000)                                     315,000          315,000
   Common stock, no par value, 20,000,000 shares
    authorized, 4,100,929 shares issued at July
    31, 2003 and 4,095,229 at April 30, 2003       6,648,293        6,633,903
   Retained earnings                               8,041,256        2,013,063
                                                 -----------      -----------
                                                  15,004,549        8,961,966
   Treasury stock, 176,700 shares at July 31,
   2003 and at April 30, 2003, at cost              (321,590)        (245,961)
                                                 -----------      -----------
      Total shareholders' equity                  14,682,959        8,716,005
                                                 -----------      -----------
 Total liabilities and shareholders' equity     $237,582,976     $ 73,534,207
                                                 ===========      ===========

                       UNITED FINANCIAL MORTGAGE CORP.
                             Statements of Income
                                 (Unaudited)

                                                Three Months     Three Months
                                                    Ended            Ended
                                                   July 31,         July 31,
                                                     2003             2002
                                                 -----------      -----------
 Revenues
  Gain on sale of loans, net                    $ 19,819,028     $  5,073,435
  Loan servicing income, net                         221,998           54,313
  Interest income                                  2,242,451          901,992
  Other income                                       152,678           20,811
                                                 -----------      -----------
    Total revenues                                22,436,155        6,050,551

 Expenses
  Salaries and commissions                        15,801,557        3,769,302
  Selling and administrative                       2,291,208        1,250,440
  Interest expense                                 1,270,048          442,819
  Depreciation                                        91,643           35,288
                                                 -----------      -----------
    Total expenses                                19,454,456        5,497,849
                                                 -----------      -----------
 Income before income taxes and cumulative
   effect of change in accounting principle        2,981,699          552,702

 Income taxes                                      1,192,680          221,081
                                                 -----------      -----------
 Income before cumulative effect of change
   in accounting principle                         1,789,019          331,621

 Cumulative effect of change in accounting
   principle, net of tax                                   -           86,821
                                                 -----------      -----------
 Net income                                     $  1,789,019     $    418,442
                                                 ===========      ===========
 Basic earnings per common share before
   cumulative effect of change in
   accounting principle                         $        .46     $        .08
 Per share cumulative effect of a change
   in accounting principle                                 -              .02
                                                 -----------      -----------
 Basic earnings per common share                $        .46     $        .10
                                                 ===========      ===========
 Diluted earnings per common share before
   cumulative effect of change in
   accounting principle                         $        .43     $        .08

 Per share cumulative effect of a change
   in accounting principle                                 -              .02
                                                 -----------      -----------
 Diluted earnings per common share              $        .43     $        .10
                                                 ===========      ===========